Exhibit 99.1

Kohl’s Reports Fourth Quarter and Full Year Fiscal 2022 Financial Results

•	Fourth quarter net sales decrease 7.2% and comparable sales decrease 6.6%

•	Fourth quarter diluted loss per share of ($2.49)

•	Introduces full year 2023 financial outlook

•	Committed to strengthening balance sheet, while continuing to return capital to shareholders through the dividend in 2023

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—March 1, 2023— Kohl’s Corporation (NYSE:KSS) today reported results for the quarter and year ended January 28, 2023.

Tom Kingsbury, Kohl’s chief executive officer, stated, “Kohl’s fourth quarter results reflect meaningful proactive measures we took to better position the business for 2023, as well as sales pressure driven by the ongoing persistent inflationary environment. Kohl’s has a solid foundation and a highly motivated team with a set of priorities to capitalize on what I see as a substantial opportunity to make a difference in the retail landscape.”

Mr. Kingsbury continued, “Our efforts to drive the business are already underway. We are refining our strategy and re-establishing merchandise disciplines with a customer-centric focus across the organization. I am confident that our efforts will drive improved, and more consistent, sales and earnings performance over the long-term.”

Fourth Quarter 2022 Results

Comparisons refer to the 13-week period ended January 28, 2023 versus the 13-week period ended January 29, 2022

•	Net sales decreased 7.2% year-over-year, to $5.8 billion, with comparable sales down 6.6%.

•

Gross margin as a percentage of net sales was 23.0%, a decrease of 1,016 basis points. Clearance markdowns impacted margin by approximately 750 basis points and product cost inflation impacted margin by approximately 200 bps.

•

Selling, general & administrative (SG&A) expenses decreased 0.6% year-over-year, to $1.7 billion. As a percentage of total revenue, SG&A expenses were 27.9%, an increase of 190 basis points year-over-year.

•

Operating loss was $302 million compared to operating income of $450 million in the prior year. As a percentage of total revenue, operating loss was 5.0%, a decrease of 1,195 basis points year-over-year.

•	Net loss was $273 million, or ($2.49) per diluted share. This compares to net income of $299 million, or $2.20 per diluted share in the prior year.

•	Inventory was $3.2 billion, an increase of 4% year-over-year.

•	Operating cash flow was $707 million driven by improvements in working capital during the fourth quarter of 2022.

Fiscal Year 2022 Results

Comparisons refer to the 52-week period ended January 28, 2023 versus the 52-week period ended January 29, 2022

•	Net sales decreased 7.1% year-over-year, to $17.2 billion, with comparable sales down 6.6%.

•	Gross margin as a percentage of net sales was 33.2%, a decrease of 485 basis points.

•	SG&A expenses increased 2.0% year-over-year, to $5.6 billion. As a percentage of total revenue, SG&A expense was 30.9%, an increase of 268 basis points year-over-year.

•	Operating income was $246 million compared to $1.7 billion in the prior year. As a percentage of total revenue, operating income was 1.4%, a decrease of 729 basis points year-over-year.

•

Net loss of $19 million, or ($0.15) per diluted share. This compares to net income of $938 million, or $6.32 per diluted share, and adjusted net income of $1.1 billion, or $7.33 per diluted share, in the prior year.

•	Operating cash flow was $282 million.

2023 Financial and Capital Allocation Outlook

For the full year 2023, the Company currently expects the following:

•	Net sales: A decrease of (2%) to (4%), includes the impact of the 53rd week which is worth approximately 1% year-over-year.

•	Operating margin: Approximately 4.0%.

•	Diluted earnings per share: In the range of $2.10 to $2.70, excluding any non-recurring charges.

•	Capital Expenditures: $600 million to $650 million, including expansion of its Sephora partnership and store refresh activity.

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Dividend: On February 21, 2023, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.50 per share. The dividend is payable March 29, 2023 to shareholders of record at the close of business on March 15, 2023.

•	Debt Reduction: The Company retired $164 million of bonds that matured in February 2023, and expects to retire $111 million of bonds maturing in December 2023.

Fourth Quarter 2022 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on March 1, 2023. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information and Non-GAAP Measures

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K and Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2022, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

In this press release, the Company provides information regarding adjusted net (loss) income and adjusted diluted (loss) earnings per share, which are not recognized terms under U.S. generally accepted accounting principles (“GAAP”) and do not purport to be alternatives to net income as a measure of operating performance. A reconciliation of adjusted net (loss) income and adjusted diluted (loss) earnings per share is provided in this release. The Company believes that the use of these non-GAAP financial measures provides investors with enhanced visibility into its results with respect to the impact of certain costs. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social, and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in Millions, Except per Share Data)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales	$5,775	$6,220	$17,161	$18,471
Other revenue	244	279	937	962
Total revenue	6,019	6,499	18,098	19,433
Cost of merchandise sold	4,444	4,155	11,457	11,437
Gross margin rate	23.0%	33.2%	33.2%	38.1%
Operating expenses:
Selling, general, and administrative	1,677	1,687	5,587	5,478
As a percent of total revenue	27.9%	26.0%	30.9%	28.2%
Depreciation and amortization	200	207	808	838
Operating (loss) income	(302)	450	246	1,680
Interest expense, net	78	65	304	260
Loss on extinguishment of debt	—	—	—	201
(Loss) Income before income taxes	(380)	385	(58)	1,219
(Benefit) Provision for income taxes	(107)	86	(39)	281
Net (loss) income	$(273)	$299	$(19)	$938
Average number of shares:
Basic	110	134	120	146
Diluted	110	136	120	148
(Loss) Earnings per share:
Basic	$(2.49)	$2.23	$(0.15)	$6.41
Diluted	$(2.49)	$2.20	$(0.15)	$6.32

ADJUSTED NET (LOSS) INCOME AND DILUTED (LOSS) EARNINGS PER SHARE, NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in Millions, Except per Share Data)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net (loss) income
GAAP	$(273)	$299	$(19)	$938
Loss on extinguishment of debt	—	—	—	201
Income tax impact of items noted above	—	—	—	(50)
Adjusted (non-GAAP)(1)	$(273)	$299	$(19)	$1,089
Diluted (loss) earnings per share
GAAP	$(2.49)	$2.20	$(0.15)	$6.32
Loss on extinguishment of debt	—	—	—	1.35
Income tax impact of items noted above	—	—	—	(0.34)
Adjusted (non-GAAP)(1)	$(2.49)	$2.20	$(0.15)	$7.33

(1)

Amounts shown for the three and twelve months ended January 28, 2023 and the three months ended January 29, 2022 are GAAP as there are no adjustments to Non-GAAP. These amounts are shown for comparability purposes.

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	January 28, 2023	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$153	$1,587
Merchandise inventories	3,189	3,067
Other	394	369
Total current assets	3,736	5,023
Property and equipment, net	7,926	7,304
Operating leases	2,304	2,248
Other assets	379	479
Total assets	$14,345	$15,054
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,330	$1,683
Accrued liabilities	1,220	1,340
Borrowings under revolving credit facility	85	—
Current portion of:
Long-term debt	275	—
Finance leases and financing obligations	94	118
Operating leases	111	145
Total current liabilities	3,115	3,286
Long-term debt	1,637	1,910
Finance leases and financing obligations	2,786	2,133
Operating leases	2,578	2,479
Deferred income taxes	129	206
Other long-term liabilities	337	379
Shareholders’ equity	3,763	4,661
Total liabilities and shareholders’ equity	$14,345	$15,054

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended
(Dollars in Millions)	January 28, 2023	January 29, 2022
Operating activities
Net (loss) income	$(19)	$938
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	808	838
Share-based compensation	30	48
Deferred income taxes	(84)	(92)
Loss on extinguishment of debt	—	201
Non-cash lease expense	106	139
Other non-cash expenses	30	12
Changes in operating assets and liabilities:
Merchandise inventories	(116)	(467)
Other current and long-term assets	87	569
Accounts payable	(353)	206
Accrued and other long-term liabilities	(99)	21
Operating lease liabilities	(108)	(142)
Net cash provided by operating activities	282	2,271
Investing activities
Acquisition of property and equipment	(826)	(605)
Proceeds from sale of real estate	43	35
Net cash used in investing activities	(783)	(570)
Financing activities
Proceeds from issuance of debt	—	500
Net borrowings under revolving credit facility	85	—
Deferred financing costs	(6)	(8)
Treasury stock purchases	(658)	(1,355)
Shares withheld for taxes on vested restricted shares	(21)	(27)
Dividends paid	(239)	(147)
Reduction of long-term borrowings	—	(1,044)
Premium paid on redemption of debt	—	(192)
Finance lease and financing obligation payments	(106)	(125)
Proceeds from financing obligations	11	15
Proceeds from stock option exercises	1	1
Other	—	(3)
Net cash used in financing activities	(933)	(2,385)
Net decrease in cash and cash equivalents	(1,434)	(684)
Cash and cash equivalents at beginning of period	1,587	2,271
Cash and cash equivalents at end of period	$153	$1,587